AMENDMENT NO. 1 TO DEPOSIT AGREEMENT

AMENDMENT NO. 1, dated as of May 13, 2005 (the “Amendment”), to the Deposit Agreement dated as of August 31, 2001 (as further amended hereby, the “Deposit Agreement”), among TECHNIP,  incorporated under the laws of the French Republic (the “Company”), JPMorgan Chase Bank, N.A. (fka Morgan Guaranty Trust Company of New York), as depositary (the “Depositary”), and all holders from time to time of American depositary receipts (“ADRs”) issued thereunder.

W I T N E S S E T H:

WHEREAS, the Company and the Depositary executed the Deposit Agreement for the purposes set forth therein; and

WHEREAS, pursuant to paragraph (16) of the form of ADR contained in the Deposit Agreement, the Company and the Depositary desire to amend the terms of the Deposit Agreement and ADRs.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Depositary hereby agree to amend the Deposit Agreement as follows:

ARTICLE I
DEFINITIONS

SECTION 1.01.     Definitions.  Unless otherwise defined in this Amendment, all capitalized terms used, but not otherwise defined, herein shall have the meaning given to such terms in the Deposit Agreement.

ARTICLE II
AMENDMENTS TO DEPOSIT AGREEMENT

SECTION 2.01.     All references in the Deposit Agreement to the term “Deposit Agreement” shall, as of the Effective Date (as herein defined), refer to the Deposit

Agreement, dated as of August 31, 2001, as further amended by this Amendment.

SECTION 2.02.     All references in the Deposit Agreement to the Depositary shall be references to JPMorgan Chase Bank, N.A.

SECTION 2.03.     Section 1(c) of the Deposit Agreement is amended by replacing "one-fourth of one" with "one".

SECTION 2.04.     The addresses set forth in Section 17 are amended to read as follows:

JPMorgan Chase Bank, N.A.
Four New York Plaza
New York, New York 10004
Attention: ADR Administration
Fax: (212) 623-0079

TECHNIP
6-8 allée de l’Arche
Faubourg de l’Arche, Zac Danton
92400 Courbevoie, France

ARTICLE III
AMENDMENTS TO THE FORM OF ADR

SECTION 3.01.     All references in the form of ADR to the Depositary shall be references to JPMorgan Chase Bank, N.A., a national banking association organized under the laws of the United States.

SECTION 3.02.     All references in the form of ADR to the number of Shares represented by each ADS is amended to reflect that each ADS represents one Share.

SECTION 3.03.     The form of ADR, reflecting the amendments set forth in Section 3.01 hereof and some clarifying amendments to paragraphs (5), (6) and (12) thereof in order to accurately reflect legal requirements in France on the date hereof, is amended and restated to read as set forth as Exhibit A hereto.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

SECTION 4.01.     Representations and Warranties of the Company.  The Company represents and warrants to, and agrees with, the Depositary and the Holders, that:

(a)  This Amendment, when executed and delivered by the Company, and the Deposit Agreement (as amended hereby) and the Post-Effective Amendment to Form F-6 executed and delivered by the Company in connection therewith, will be and have been, respectively, duly and validly authorized, executed and delivered by the Company, and constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium and similar laws of general applicability relating to or affecting creditors= rights and to general equity principles;

(b)   In order to ensure the legality, validity, enforceability or admissibility into evidence of this Amendment or the Deposit Agreement as amended hereby, and any other document furnished hereunder or thereunder in France, neither of such agreements need to be filed or recorded with any court or other authority in France, nor does any stamp or similar tax or governmental charge need to be paid in France on or in respect of such agreements; and

(c)  All of the information provided to the Depositary by the Company, if any, in connection with this Amendment is true, accurate and correct.

SECTION 4.02.     Representations and Warranties of the Depositary.  The Depositary represents and warrants to, and agrees with, the Company that this Amendment, when executed and delivered by the Depositary, and the Deposit Agreement (as amended hereby) and the Post-Effective Amendment to Form F-6 executed and delivered by the Depositary in connection therewith, will be and have been, respectively, duly and validly authorized, executed and delivered by the Depositary, and constitute the legal, valid and binding obligations of the Depositary, enforceable against the Depositary in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium and similar laws of general applicability relating to or affecting creditors= rights and to general equity principles.

ARTICLE V
MISCELLANEOUS

SECTION 5.01.     Effective Date.  This Amendment is dated as of the date set forth above and shall be effective as the close of business New York time on May 13, 2005 (the “Effective Date”).

SECTION 5.02.     Outstanding ADRs.    ADRs issued prior or subsequent to the date hereof, which do not reflect the changes to the form of ADR effected hereby, do not need to be called in for exchange and may remain outstanding until such time as the Holders thereof choose to surrender them for any reason under the Deposit Agreement.  The Depositary is authorized and directed to take any and all actions deemed necessary to effect the foregoing.

SECTION 5.03.     Indemnification.  The parties hereto shall be entitled to the benefits of the indemnification provisions of Section 16 of the Deposit Agreement in connection with any and all liability it or they may incur as a result of the terms of this Amendment and the transactions contemplated herein.

SECTION 5.04.     Counterparts.   This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute one instrument.

IN WITNESS WHEREOF, the Company and the Depositary have caused this Amendment to be executed by representatives thereunto duly authorized as of the date set forth above.

Signed by the Company in the City of Paris, France on April 29, 2005:

TECHNIP

By:
Name:
Title:

Signed by the Depositary in the United States on April 9, 2005:

JPMORGAN CHASE BANK, N.A.

By:
Name:
Title:

EXHIBIT A
ANNEXED TO AND INCORPORATED

IN AMENDMENT NO. 1 TO DEPOSIT AGREEMENT

[FORM OF FACE OF ADR]

___	No. of ADSs:
Number
Each ADS represents
One Share

CUSIP:

AMERICAN DEPOSITARY RECEIPT

evidencing

AMERICAN DEPOSITARY SHARES

representing

SHARES OF COMMON STOCK

of

TECHNIP

(A Société Anonyme organized under the
laws of France)

JPMORGAN CHASE BANK, N.A., a national banking association organized under the laws of the United States, as depositary hereunder (the "Depositary"), hereby certifies that ____________ is the registered owner (a "Holder") of   American Depositary Shares ("ADSs"), each (subject to paragraph (13)) representing  one share of common stock (including the rights to receive Shares described in paragraph (1) and any successor securities resulting from a change in the nominal value, split-up or consolidation or any other reclassification, exchange or conversion of such ordinary shares, "Shares" and, together with any other securities, cash or property from time to time held by the Depositary in respect or in lieu of deposited Shares, the "Deposited Securities"), of TECHNIP, a société anonyme organized under the laws of France (the "Company"), deposited under the Deposit Agreement dated as of August 31, 2001 (as amended from time to time, the "Deposit Agreement") among the Company, the Depositary and all Holders from time to time of American Depositary Receipts issued thereunder ("ADRs"), each of whom by accepting an ADR becomes a party thereto.  The Deposit Agreement and this ADR (which includes the provisions set forth on the reverse hereof) shall be governed by and construed in accordance with the laws of the State of New York.

(1)  Issuance of ADRs.  This ADR is one of the ADRs issued under the Deposit

Agreement.  Subject to the Deposit Agreement and paragraphs (4) and (7), the Depositary may so issue ADRs for delivery at the Transfer Office (defined in paragraph (3)) only against deposit with the Custodian of:  (a) Shares in form satisfactory to the Custodian; (b) rights to receive Shares from the Company or any registrar, transfer agent, clearing agent or other entity recording Share ownership or transactions; or, (c) unless requested in writing by the Company to cease doing so at least two business days in advance of the proposed deposit, other rights to receive Shares (until such Shares are actually deposited pursuant to (a) or (b) above, "Pre-released ADRs") only if (i) Pre-released ADRs are fully collateralized (marked to market daily) with cash or U.S. government securities held by the Depositary for the benefit of Holders (but such collateral shall not constitute "Deposited Securities"), (ii) each recipient of Pre-released ADRs agrees in writing with the Depositary that such recipient (a) owns such Shares, (b) assigns all beneficial right, title and interest therein to the Depositary in its capacity as such, (c) holds such Shares for the account of the Depositary, (d) will deliver such Shares to the Custodian as soon as practicable and promptly upon demand therefor and (e) will not take any action with respect to the Pre-released ADS and Shares that is inconsistent with the transfer of the Depositary's beneficial ownership thereof and (iii) all Pre-released ADRs evidence not more than 20% of all ADSs (excluding those evidenced by Pre-released ADRs), provided, however, that the Depositary reserves the right to change or disregard such limit from time to time as it deems appropriate and in the best interest of the ADR program.  The Depositary may retain for its own account any earnings on collateral for Pre-released ADRs and its charges for issuance thereof.  At the request, risk and expense of the person depositing Shares, the Depositary may accept deposits for forwarding to the Custodian and may deliver ADRs at a place other than its office.  Every person depositing Shares under the Deposit Agreement represents and warrants that such Shares are validly issued and outstanding, fully paid and nonassessable, the pre-emptive rights with respect to such Shares were validly waived or exercised at the time of their initial issuance and sale by the Company, that the person making such deposit is duly authorized so to do and that such Shares (A) are not "restricted securities" as such term is defined in Rule 144 under the Securities Act of 1933 unless at the time of deposit they may be freely transferred in accordance with Rule 144(k) and may otherwise be offered and sold freely in the United States or (B) have been registered under the Securities Act of 1933.  Such representations and warranties shall survive the deposit of Shares and issuance of ADRs.  The Depositary will not knowingly accept for deposit under the Deposit Agreement any Shares required to be registered under the Securities Act of 1933 and not so registered; the Depositary may refuse to accept for such deposit any Shares identified by the Company in order to facilitate the Company's compliance with such Act.

(2)  Withdrawal of Deposited Securities.  Subject to paragraphs (4) and (5), upon surrender of (i) a certificated ADR in form satisfactory to the Depositary at the Transfer Office or (ii) proper instructions and documentation in the case of a Direct Registration ADR, the Holder hereof is entitled to the transfer to an account in the name designated in the Withdrawal Order maintained by the Company in the case of Shares in registered form, or transfer to an account of an accredited financial institution on behalf of such Holder in the case of Shares in bearer form, of such whole number of Shares or Ex-Dividend Shares, as the case may be, at the time represented by the ADSs evidenced by this ADR and the Depositary shall cause such transfer to be effected without unreasonable delay.  At the request, risk and expense of the Holder hereof, the Depositary may deliver such Deposited Securities at such other place as may have been requested by the Holder.  Notwithstanding any other provision of the Deposit Agreement or this ADR, the withdrawal of Deposited Securities may be restricted only for the reasons set forth in General Instruction I.A.(1) of Form F-6 (as such instructions may be amended from time to time) under the Securities Act of 1933.

(3)  Transfers of ADRs.  The Depositary or its agent will keep, at a designated transfer office in the Borough of Manhattan, The City of New York (the "Transfer Office"), (a) a register (the "ADR Register") for the registration, registration of transfer, combination and split-up of ADRs, and, in the case of Direct Registration ADRs, shall include the Direct Registration System, which at all reasonable times will be open for inspection by Holders and the Company for the purpose of communicating with Holders in the interest of the business of the Company or a matter relating to the Deposit Agreement and (b) facilities for the delivery and receipt of ADRs. The term ADR Register includes the Direct Registration System.   Title to this ADR (and to the Deposited Securities represented by the ADSs evidenced hereby), when properly endorsed (in the case of ADRs in certificated form) or upon  delivery to the Depositary of proper instruments of transfer, is transferable by delivery with the same effect as in the case of negotiable instruments under the laws of the State of New York; provided that the Depositary and the Company, notwithstanding any notice to the contrary, may treat the person or persons in whose name or names this ADR is registered on the ADR Register (the "Holder") as the absolute owner hereof for all purposes.  Subject to paragraphs (4) and (5), this ADR is transferable on the ADR Register and may be split into other ADRs or combined with other ADRs into one ADR, evidencing the same number of ADSs evidenced by this ADR, by the Holder hereof or by such Holder=s duly authorized attorney upon surrender of this ADR at the Transfer Office properly endorsed (in the case of ADRs in certificated form) or upon  delivery to the Depositary of proper instruments of transfer and duly stamped as may be required by applicable law; provided that the Depositary may close the ADR Register at any time or from time to time when deemed expedient by it (after making reasonable efforts to consult with the Company if practicable in the case of any closure outside of the ordinary course of business) or requested by the Company.  At the request of a Holder, the Depositary shall, for the purpose of substituting a certificated ADR with a Direct Registration ADR, or vice versa, execute and deliver a certificated ADR or a Direct Registration ADR, as the case may be, for any authorized number of ADSs requested, evidencing the same aggregate number of ADSs as those evidenced by the certificated ADR or Direct Registration ADR, as the case may be, substituted.

(4)  Certain Limitations.  Prior to the issue, registration, registration of transfer, split-up or combination of any ADR, the delivery of any distribution in respect thereof, or, subject to the last sentence of paragraph (2), the withdrawal of any Deposited Securities, and from time to time in the case of clause (b)(ii) of this paragraph (4), the Company, the Depositary or the Custodian may require:  (a) payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of Shares or other Deposited Securities upon any applicable register and (iii) any applicable charges as provided in paragraph (7) of this ADR; (b) the production of proof satisfactory to it of (i) the identity and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable law, regulations, provisions of or governing Deposited Securities and the terms of the Deposit Agreement and this ADR, as it may deem necessary or proper; and (c) compliance with such regulations as the Depositary may establish consistent with the Deposit Agreement.  The issuance of ADRs, the acceptance of deposits of Shares, the registration, registration of transfer, split-up or combination of ADRs or, subject to the last sentence of paragraph (2), the withdrawal of Deposited Securities may be suspended, generally or in particular instances, when the ADR Register or any register for Deposited Securities is closed or when any such action is deemed advisable by the Depositary or the Company.

(5)  Taxes.  If any tax or other governmental charge shall become payable by or on behalf of the Custodian or the Depositary with respect to this ADR, any Deposited Securities represented by the ADSs evidenced hereby or any distribution thereon, such tax or other governmental charge shall be paid by the Holder hereof to the Depositary.  The Depositary may refuse to effect any registration, registration of transfer, split-up or combination hereof or, subject to the last sentence of paragraph (2), any withdrawal of such Deposited Securities until such payment is made.  The Depositary may also deduct from any distributions on or in respect of Deposited Securities, or may sell by public or private sale for the account of the Holder hereof any part or all of such Deposited Securities (after attempting by reasonable means to notify the Holder hereof prior to such sale), and may apply such deduction or the proceeds of any such sale in payment of such tax or other governmental charge, the Holder hereof remaining liable for any deficiency, and shall reduce the number of ADSs evidenced hereby to reflect any such sales of Shares.  In connection with any distribution to Holders, the Company will remit to the appropriate governmental authority or agency all amounts (if any) required under applicable law to be withheld and owing to such authority or agency by the Company; and the Depositary and the Custodian will remit to the appropriate governmental authority or agency all amounts (if any) required under applicable law to be withheld and owing to such authority or agency by the Depositary or the Custodian.  If the Depositary determines that any distribution in property other than cash (including Shares or rights) on Deposited Securities is subject to any tax that the Depositary or the Custodian is obligated to withhold, the Depositary may dispose of all or a portion of such property in such amounts and in such manner as the Depositary deems necessary and practicable to pay such taxes, by public or private sale, and the Depositary shall distribute the net proceeds of any such sale or the balance of any such property after deduction of such taxes to the Holders entitled thereto. The Depositary will forward to the Company or its agent such information as the Company may reasonably request to enable the Company or its agent to file necessary reports with governmental agencies.  The Depositary will use reasonable efforts to assist eligible U.S. resident Holders in following the procedures established by the French Treasury for such Holders to recover the excess 10% French withholding tax initially withheld and deducted in respect of dividends distributed to them by the Company as well as to recover any tax credit payment to be made in accordance with procedures established by the French Treasury.  In addition, the Depositary will use reasonable efforts to follow any procedures that may be established by the French Treasury for eligible U.S. resident Holders to be subject to a reduced withholding tax rate of 15%, if available, at the time dividends are paid.  In connection therewith, the Depositary shall take reasonable steps to provide eligible U.S. resident Holders upon request with such forms as may be prescribed by the French Treasury and to take such other reasonable steps upon request and payment of any applicable fees and expenses of the Depositary as may be required to file such forms with the appropriate French tax authorities.

(6) Disclosure of Interests.  To the extent that the provisions of or governing any Deposited Securities may require disclosure of or impose limits on beneficial or other ownership of Deposited Securities, other Shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, Holders and all persons holding ADRs agree to comply with all such disclosure requirements and ownership limitations.

French law provides that any individual or entity (including a holder of ADSs), acting alone or in concert with others, that acquires, directly or indirectly, more than one-twentieth, one-tenth, one-fifth, one-third, one-half or two-thirds of the share capital or the voting rights of the listed Company, or whose holdings fall below any such level, must notify the Company and the Autorité des Marchés Financiers, the administrative agency responsible for overseeing the French securities markets, within five trading days of exceeding or falling below such level, of the number of equity securities it holds and the voting rights attached thereto.  In the case of a violation of the notification requirements provided for under French law, the undeclared share capital interest in excess of the required notification level will be deprived of voting rights until the end of a two-year period following the date on which the owner thereof has complied with such notification requirements.  In addition, any shareholder who fails to comply with the above requirements may have all or part of its voting rights suspended for up to five years by the commercial court at the request of the Company’s chairman, any shareholder or the Autorité des Marchés Financiers.

In addition, the Company’s statuts provide that every shareholder (including a holder of ADSs) who, directly or indirectly, acting alone or in concert with others, acquires ownership or control of equity securities representing 1%, or any multiple of 1% of the Company’s share capital or voting rights less than or equal to 33%, or whose holdings fall below any such limit, shall be required to notify the Company of such fact by registered letter with return receipt requested within 5 trading days of such acquisition or disposition.  Failure to comply with such notification provisions will result in the suspension of the voting rights attached to the equity securities exceeding such 1% threshold held by such shareholder until the end of a two-year period following the date on which such shareholder has complied with such notification requirements if requested by one or more shareholders holding equity securities representing at least 1% of the Company’s share capital or voting rights.

Under French law, any person or persons, acting alone or in concert with others, who acquire more than 10% or 20% of the share capital or voting rights of a listed company, must disclose their future intentions within ten trading days following the crossing of such threshold to the Company and the Autorité des Marchés Financiers and state whether or not they intend, within the 12-month period following the acquisition, to increase their shareholdings, to acquire the control of the company, to request one or more seats on the board of directors of the company and whether they are acting in concert with others. The Autorité des Marchés Financiers makes the notice public. The acquirer may amend its stated intentions, provided that it does so on the basis of significant changes in its own situation or shareholders.  Upon any change of intention, it must file a new disclosure report.  The sanctions regarding failure to comply with these rules are identical to those regarding threshold crossings described above.

The Depositary agrees to use reasonable efforts to comply with written instructions received from the Company requesting that the Depositary forward any such requests to Holders and to forward to the Company any responses to such requests received by the Depositary.

(7)  Charges of Depositary.  The Depositary may charge each person to whom ADRs are issued against deposits of Shares, including deposits in respect of Share Distributions, Rights and Other Distributions (as such terms are defined in paragraph (10)), and each person surrendering ADRs for withdrawal of Deposited Securities (including, without limitation, on the termination of the Deposit Agreement), U.S. $5.00 for each 100 ADSs (or portion thereof) evidenced by the ADRs delivered or surrendered.  The Depositary may sell (by public or private sale) sufficient securities and property received in respect of Share Distributions, Rights and Other Distributions prior to such deposit to pay such charge.  The Company will pay all other charges and expenses of the Depositary and any agent of the Depositary (except the Custodian) pursuant to agreements from time to time between the Company and the Depositary, except (i) stock transfer or other taxes and other governmental charges (which are payable by Holders or persons depositing Shares), (ii) cable, telex and facsimile transmission and delivery charges incurred at the request of persons depositing, or Holders delivering Shares, ADRs or Deposited Securities (which are payable by such persons or Holders), (iii) transfer or registration fees for the registration of transfer of Deposited Securities on any applicable register in connection with the deposit or withdrawal of Deposited Securities (which are payable by persons depositing Shares or Holders withdrawing Deposited Securities; there are no such fees in respect of the Shares as of the date of the Deposit Agreement) and (iv) expenses of the Depositary in connection with the conversion of foreign currency into U.S. dollars (including, without limitation, expenses incurred on behalf of Holders in connection with compliance with any foreign exchange control restrictions) (which are paid out of such foreign currency). These charges may be changed in the manner indicated in paragraph (16).

(8)  Available Information.  The Deposit Agreement, the provisions of or governing Deposited Securities and any written communications from the Company, which are both received by the Custodian or its nominee as a holder of Deposited Securities and made generally available to the holders of Deposited Securities, are available for inspection by Holders at the offices of the Depositary and the Custodian and at the Transfer Office.  The Depositary will promptly mail copies of such communications (or English translations or summaries thereof) to Holders when furnished by the Company. The Company is subject to the periodic reporting requirements of the Securities Exchange Act of 1934 and accordingly files certain reports with the United States Securities and Exchange Commission (the "Commission").  Such reports and other information may be inspected and copied at public reference facilities maintained by the Commission located at the date hereof at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

(9)  Execution.  This ADR shall not be valid for any purpose unless executed by the Depositary by the manual or facsimile signature of a duly authorized officer of the Depositary.

Dated:

JPMORGAN CHASE BANK, N.A., as Depositary

By:

On the date of the Deposit Agreement (as most recently amended), the Transfer Office is located at 4 New York Plaza, New York, New York 10260.

[FORM OF REVERSE OF ADR]

(10)  Distributions on Deposited Securities.  Subject to paragraphs (4) and (5), to the extent practicable, the Depositary will distribute as promptly as practicable by mail, to the extent distribution by mail is practicable, to each Holder entitled thereto on the record date set by the Depositary therefor at such Holder's address shown on the ADR Register, in proportion to the number of Deposited Securities (on which the following distributions on Deposited Securities are received by the Custodian) represented by ADSs evidenced by such Holder's ADRs:  (a) Cash.  Any U.S. dollars available to the Depositary resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof authorized in this paragraph (10) ("Cash"), on an averaged or other reasonably practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain Holders, and (iii) deduction of the Depositary's expenses in (1) converting any foreign currency to U.S. dollars by sale or in such other manner as the Depositary may determine to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the Depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. Neither Holders nor the Depositary will be entitled to receive increased dividend rights (dividende majoré) by virtue of their holdings of ADSs or otherwise unless the Depositary has been advised in writing by the Company that Holders are eligible to benefit from such rights as a matter of French law and the Company and the Depositary shall have devised a mechanism for the allocation of such rights.  (b) Shares.  (i) Additional ADRs evidencing whole ADSs representing any Shares available to the Depositary resulting from a dividend or free distribution on Deposited Securities consisting of Shares (a "Share Distribution") and (ii) U.S. dollars available to it resulting from the net proceeds of sales of Shares received in a Share Distribution, which Shares would give rise to fractional ADSs if additional ADRs were issued therefor, as in the case of Cash. (c) Rights.  (i) Warrants or other instruments in the discretion of the Depositary, after consultation with the Company if practicable, representing rights to acquire additional ADRs in respect of any rights to subscribe for additional Shares or rights of any nature available to the Depositary as a result of a distribution on Deposited Securities ("Rights"), to the extent that the Company timely furnishes to the Depositary evidence satisfactory to the Depositary that the Depositary may lawfully distribute the same (the Company has no obligation to so furnish such evidence), or (ii) to the extent the Company does not so furnish such evidence and sales of Rights are practicable, any U.S. dollars available to the Depositary from the net proceeds of sales of Rights as in the case of Cash, or (iii) to the extent the Company does not so furnish such evidence and such sales cannot practicably be accomplished by reason of the nontransferability of the Rights, limited markets therefor, their short duration or otherwise, nothing (and any Rights may lapse).  (d) Other Distributions.  (i) Securities or property available to the Depositary resulting from any distribution on Deposited Securities other than Cash, Share Distributions and Rights  ("Other Distributions"), by any means that the Depositary may deem equitable and practicable, or (ii) to the extent the Depositary deems distribution of such securities or property not to be equitable and practicable, any U.S. dollars available to the Depositary from the net proceeds of sales of Other Distributions as in the case of Cash.  Such U.S. dollars available will be distributed by checks drawn on a bank in the United States for whole dollars and cents (any fractional cents being withheld without liability for interest and added to future Cash distributions).

To the extent that the Depositary determines in its discretion that any distribution pursuant to this paragraph (10) is not practicable with respect to any Holder, the Depositary may make such distribution as it so deems practicable, including the distribution of foreign currency, securities or property (or appropriate documents evidencing the right to receive foreign currency, securities or property) or the retention thereof as Deposited Securities with respect to such Holder's ADRs (without liability for interest thereon or the investment thereof).

(11)  Record Dates.  The Depositary may, after consultation with the Company if practicable, fix a record date (which shall be as near as practicable to any corresponding record date set by the Company) for the determination of the Holders who shall be entitled to receive any distribution on or in respect of Deposited Securities, to give instructions for the exercise of any voting rights, to receive any notice or to act in respect of other matters and only such Holders shall be so entitled.

(12)  Voting of Deposited Securities. Upon receipt of notice of any meeting of holders of Shares or other Deposited Securities sent by the Company at least thirty (30) days prior to the date of the meeting, if requested in writing by the Company, the Depositary shall, as soon as practicable thereafter, mail to the Holders (a) a summary in English or an English version of the notice of such meeting sent by the Company to the Depositary, (b) a statement in a form provided by the Company that the Holders and holders of ADRs as of the close of business on a record date established by the Depositary pursuant to paragraph 11 hereof who hold the right to instruct the Depositary with respect to the voting rights pertaining to the Shares or Deposited Securities represented by their ADSs ("Voters") will be entitled, subject to any applicable provisions of French Law, the Company's statuts and the Deposited Securities (which provisions, if any, shall be summarized in pertinent part in such statement), to exercise such voting rights (subject to the restrictions detailed below), if any, provided that any such Voter takes such steps as may be required to become the Holder as shown on the books of the Depositary on or before the response date established by the Depositary for such purposes and specified in the notice to Holders (the "Receipt Date"), (c) summaries in English of any materials or other documents provided by the Company for the purpose of enabling such Voters who are Holders to exercise such voting rights, by means of voting by mail (formulaire de vote à distance ) or by proxy, (d) a voting instruction card (including a formulaire de vote à distance and blank proxy or procuration en blanc (a signed voting instruction card which does not set forth specific voting instructions shall constitute a procuration en blanc and shall be counted as a vote in favor of resolutions approved by the Board of Directors and all other information, authorizations and certifications required under French law to allow Voters to vote Shares in registered form and shares in bearer form)) to be prepared by the Company in consultation with the Depositary (a "Voting Instruction Card") and (e) a notice to be forwarded to all Voters who are holders and not Holders as of the date the Depositary mailed the materials described above that before the Depositary provides such Voters with a Voting Instruction Card, such Voters must contact the Depositary by telephone, mail or facsimile transmission in order to confirm that they have become Holders hereunder. Upon the Depositary's receipt of the contact referred to in (e) above, the Depositary will promptly mail or send via facsimile transmission to such Voters a Voting Instruction Card.  Upon the Depositary's receipt of a Voting Instruction Card from any Voter who is a Holder, duly completed and executed, on or before the Receipt Date and subject to the other restrictions set forth in this paragraph 12, the Depositary shall forward such materials or documents as soon as practicable to the Custodian.

In accordance with French company law and the Company's statuts, a precondition for exercising any voting right is that, in the case of a holder of Shares in registered form, such holder be registered in the share register of the Company no later than one (1) calendar day prior to the date of the shareholders' meeting or, in the case of a holder of Shares in bearer form, such holder shall request its accredited financial intermediary to issue a certificat d'immobilisation de titres au porteur evidencing the immobilization of its Shares until the time fixed from the meeting, no more than one (1) calendar day prior to the date of the meeting.

Pursuant to the requirements of French law, any Voter who is a  holder of an ADR representing Shares in registered form that desires to exercise its voting rights at a shareholders' meeting is required to instruct the Depositary to block the transfer of its ADR or ADRs until the completion of such meeting and to instruct the Depositary to request that the Custodian register the names and addresses of such Voter in the share register of the Company and deposit the formulaire de vote à distance, or the blank proxy or procuration en blanc with the Company, at least three (3) calendar days prior to the date of the shareholders' meeting.

The Voting Instruction Card shall provide, among other things, for certifications by the Voter as follows: (i) setting forth such Voter's full name, address and number of ADSs owned and any other information required in accordance with French law or the Company's statuts, (ii) if such Voter was the owner of a beneficial interest in the Master ADR but not the Holder of such ADRs as of the date the Depositary mailed the materials described above, confirming that it has instructed the Depositary to reregister such Voter's name in its books as the Holder of such ADRs, (iii) instructing the Depositary not to permit any transfers of any ADSs evidenced by such ADRs for a period beginning on the date of the receipt of such Voting Instruction Card by the Depositary and ending at the end of the day of the date of such meeting (the "Blocking Period"), and (iv) authorizing the Depositary to request the Custodian (x) to cause the name and address and any other information required in accordance with French law or the Company's statuts of such Voter to be registered in the share register of the Company during the Blocking Period in respect of the number of Shares represented by such Voter's ADSs, if such Shares are held in registered form, or authorizing the Depositary to request the Custodian to issue a certificat d'immobilisation de titres au porteur during the Blocking Period in respect of the number of Shares represented by such Voter's ADSs, if such Shares are held in bearer form and (y) to deposit the formulaire de vote à distance, or the blank proxy or procuration en blanc with the Company, at least three (3) calendar days prior to the date of the shareholders' meeting.

Pursuant to French requirements, any Voter who is a holder of an ADR representing Shares in bearer form that desires to exercise its voting rights at a shareholders' meeting is required to (a) instruct the Depositary to block the transfer of its ADR or ADRs until the completion of such meeting and (b) instruct the Depositary to (i) furnish the Custodian with the name and address of such Voter, the amount of ADSs represented by ADRs held by such Voter and any other information required in accordance with French law or the Company's statuts, (ii) notify the Custodian that the transfer of such ADRs has been blocked, (iii) request that the Custodian issue a certificat d'immobilisation de titres au porteur with respect to such Shares and (iv) request that the Custodian deposit such certificat together with the formulaire de vote à distance or the blank proxy or procuration en blanc with the Company at least three (3) calendar days prior to the date of the meeting and give notice to the Company of such Voter's intention to vote.

According to French company law, voting rights may not be exercised in respect of fractional shares. Neither Holders nor the Depositary will be entitled to exercise double voting rights by virtue of their holdings of ADSs or otherwise unless the Depositary has been advised in writing by the Company that Holders are eligible to benefit from such rights as a matter of French law and the Company and the Depositary shall have devised a mechanism for the allocation of such rights.

Upon receipt by the Depositary of a properly completed Voting Instruction Card, on or before the Receipt Date, and provided that the Voter instructing the Depositary with respect to voting the Shares has become, on or before the Receipt Date and has remained until the Receipt Date, the Holder of such ADRs on the books of the Depositary, the Depositary shall endeavor, insofar as practicable and permitted under any applicable provisions of French law, the Company's statuts and the Deposited Securities, to cause to be voted (including instructing the custodian to perform all applicable duties set forth in the Voting Instruction Card and in this paragraph 12 and restricting transfer of ADSs as set forth in the Voting Instruction Card and in this paragraph 12), the Shares or other Deposited Securities in accordance with any instructions set forth in such request.  The Depositary shall not vote or attempt to exercise the right to vote that attaches to the Shares or other Deposited Securities other than in accordance with such instructions.  The Depositary shall not comply with any instructions set forth on any Voting Instruction Card, except with respect to, and only to the extent of, the number of ADSs registered in the name of the Voter giving such instructions on the books of the Depositary on the Receipt Date.

Under French company law, shareholders at ordinary and extraordinary shareholders' meetings may modify the resolutions presented to the shareholders for their approval by the Board of Directors.  In such case, Voters who have given prior instructions to vote on such resolutions shall be deemed to have voted against the revised resolutions; provided, however, that in the event such revised resolutions have been approved by the Board of Directors of the Company during a suspension of the shareholders' meeting, Voters who have sent a blank proxy (procuration en blanc) shall be deemed to have voted in favor of such revised resolutions approved by the Board of Directors.

The Depositary will not charge any fees in connection with the foregoing transactions to enable any Voter to exercise its voting rights under this paragraph (12).

Subject to paragraph (14), the Depositary and the Company and their respective directors, employees, agents and controlling persons (as defined in the Securities Act of 1933) assume no obligation nor shall they be subject to any liability under the Deposit Agreement or this ADR to any Holder or any other person with respect to (i) whether a Holder or such other person is a Voter or (ii) whether the name, address and number of Shares represented by ADSs of any Holder or such other person is properly entered into the Company's Share registry in a timely manner or as to the manner of such entry, if any.

(13)  Changes Affecting Deposited Securities.  Subject to paragraphs (4) and (5), the Depositary may, in its discretion, amend this ADR or distribute additional or amended ADRs (with or without calling this ADR for exchange) or cash, securities or property on the record date set by the Depositary therefor to reflect any change in par value, split-up, consolidation, cancellation or other reclassification of Deposited Securities, any Share Distribution or Other Distribution not distributed to Holders or any cash, securities or property available to the Depositary in respect of Deposited Securities from (and the Depositary is hereby authorized to surrender any Deposited Securities to any person and to sell by public or private sale any property received in connection with) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all the assets of the Company, and to the extent the Depositary does not so amend this ADR or make a distribution to Holders to reflect any of the foregoing, or the net proceeds thereof, whatever cash, securities or property results from any of the foregoing shall constitute Deposited Securities and each ADS evidenced by this ADR shall automatically represent its pro rata interest in the Deposited Securities as then constituted.

(14)  Exoneration.  The Depositary, the Company, their agents and each of them shall: (a) incur no liability (i) if law, regulation, any provision (present or future) of the statuts of the Company, the provisions of or governing any Deposited Securities, act of God, war or other circumstance beyond its control shall prevent, delay or subject to any civil or criminal penalty any act which the Deposit Agreement or this ADR provides shall be done or performed by it, or (ii) by reason of any exercise, delay or failure to exercise any discretion given it in the Deposit Agreement or this ADR; (b) assume no liability except to perform its obligations to the extent they are specifically set forth in this ADR and the Deposit Agreement without gross negligence or bad faith; (c) in the case of the Depositary and its agents, be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or this ADR; (d) in the case of the Company and its agents hereunder be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or this ADR, which in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expense (including fees and disbursements of counsel) and liability be furnished as often as may be required; or (e) not be liable for any action or inaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting Shares for deposit, any Holder, or any other person believed by it to be competent to give such advice or information.  The Depositary, its agents and the Company may rely and shall be protected in acting upon any written notice, request, direction or other document believed by them to be genuine and to have been signed or presented by the proper party or parties.  The Depositary and its agents will not be responsible for any failure to carry out any instructions to vote any of the Deposited Securities, for the manner in which any such vote is cast or for the effect of any such vote.  The Depositary and its agents may own and deal in any class of securities of the Company and its affiliates and in ADRs.  The Company has agreed to indemnify the Depositary and its agents under certain circumstances and the Depositary has agreed to indemnify the Company against losses incurred by the Company to the extent such losses are due to the negligence or bad faith of the Depositary. No disclaimer of liability under the Securities Act of 1933 is intended by any provision hereof.

(15)  Resignation and Removal of Depositary; the Custodian. The Depositary may resign as Depositary by written notice of its election to do so delivered to the Company, or be removed as Depositary by the Company by written notice of such removal delivered to the Depositary.  The Depositary may appoint substitute or additional Custodians and the term "Custodian" refers to each Custodian or all Custodians as the context requires.

(16)  Amendment.  Subject to the last sentence of paragraph (2), the ADRs and the Deposit Agreement may be amended by the Company and the Depositary without the consent of the Holders, provided that any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or that shall otherwise prejudice any substantial existing right of Holders, shall become effective 30 days after notice of such amendment shall have been given to the Holders.  Every Holder of an ADR at the time any amendment to the Deposit Agreement so becomes effective shall be deemed, by continuing to hold such ADR, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby.  In no event shall any amendment impair the right of the Holder of any ADR to surrender such ADR and receive the Deposited Securities represented thereby, except in order to comply with mandatory provisions of applicable law. Any amendments or supplements which (i) are reasonably necessary (as agreed by the Company and the Depositary) in order for (a) the ADSs to be registered on Form F-6 under the Securities Act of 1933 or (b) the ADSs or Shares to be traded solely in electronic book-entry form and (ii) do not in either such case impose or increase any fees or charges to be borne by Holders, shall be deemed not to prejudice any substantial rights of Holders.   Notwithstanding the foregoing, if any governmental body should adopt new laws, rules or regulations which would require amendment or supplement of the Deposit Agreement or the form of ADR to ensure compliance therewith, the Company and the Depositary may amend or supplement the Deposit Agreement and the ADR at any time in accordance with such changed rules.  Such amendment or supplement to the Deposit Agreement in such circumstances may become effective before a notice of such amendment or supplement is given to Holders or within any other period of time as required for compliance.

(17)  Termination.  Upon the resignation or removal of the Depositary pursuant to the Deposit Agreement, the Depositary may, and shall at the written direction of the Company, terminate the Deposit Agreement and this ADR by mailing notice of such termination to the Holders at least 30 days prior to the date fixed in such notice for such termination.  After the date so fixed for termination, the Depositary and its agents will perform no further acts under the Deposit Agreement and this ADR, except to receive and hold (or sell) distributions on Deposited Securities and deliver Deposited Securities being withdrawn.  As soon as practicable after the expiration of six months from the date so fixed for termination, the Depositary shall sell the Deposited Securities and shall thereafter (as long as it may lawfully do so) hold in a segregated account the net proceeds of such sales, together with any other cash then held by it under the Deposit Agreement, without liability for interest, in trust for the pro rata benefit of the Holders of ADRs not theretofore surrendered.  After making such sale, the Depositary shall be discharged from all obligations in respect of the Deposit Agreement and this ADR, except to account for such net proceeds and other cash and for its obligations to the Company under Section 16 of the Deposit Agreement.  After the date so fixed for termination, the Company shall be discharged from all obligations under the Deposit Agreement except for its obligations to the Depositary and its agents.